Exhibit 21.1

List of Subsidiaries

Subsidiary	State of Incorporation
Nexstar Broadcasting, Inc.	Delaware
Enterprise Technology LLC	Delaware
Lakana LLC	Delaware
Yashi, Inc.	Delaware
Neptune Merger Sub, Inc.	Virginia
SLVP, LLC	Delaware